 Exhibit 10.1

Flushing Financial Corporation (FFC)

Annual Incentive Plan for Executives and Senior Officers

1)	Purpose

The Purpose of the Annual Incentive Plan is to provide annual incentive payments to Executives and Senior Officers who contribute to the successful performance of Flushing Financial Corporation (the Bank) during the year.

2)	Funding

The program will be funded as a portion of a pool of pre-tax Net Income.

The CEO recommends and the Compensation Committee (the Committee) approves the pre-tax performance required to fund the Bank’s annual incentive pool; funding levels will include:

-	A threshold level of performance required to fund the pool; performance below threshold will result in no funding of the pool, and no annual incentive being paid to Senior Officers;
-	Target and stretch target levels of performance; and,
-	A maximum level of performance that will be considered to fund the pool; performance beyond the maximum will result in no additional funding of the pool

The pool will be divided into two parts, in portions to be determined by the Compensation Committee (the Committee) and the Chief Executive Officer (CEO)

-	One portion of the pool funds annual incentive awards to Senior Officers, as discussed in this document; and,
-

The other portion of the pool funds annual incentive awards to Vice Presidents and other eligible employees who are not eligible for any other incentive plans of the Bank, as determined by the CEO, to be addressed in a separate document

3)	Eligibility

Eligibility for annual incentive payments under this plan is limited to President / CEO, Executive Vice Presidents, CFO, and other Senior Vice Presidents.

4)	Performance Measures

Before or shortly after the commencement of the fiscal year, but not later than the 90th day of the fiscal year, the CEO recommends and the Committee approves performance measures for the determination of annual incentive payments to Senior Officers.

Performance measures may be established to measure performance versus internally-derived goals, external comparisons to a peer group, or a combination of the internally-derived goals and external comparisons, as defined in the Bank’s 2005 Omnibus Incentive Plan.

Performance measures for the CEO, Chief Operating Officer, and other Senior Officers without direct departmental Profit & Loss (P&L) responsibility are based on the overall Bank performance.

At the recommendation of the CEO, and with the approval of the Committee, performance measures for Senior Officers with direct departmental P&L responsibility may be based on a combination of Bank and Departmental performance.

5)	Targets and Awards

Determinations of award targets and actual awards for Senior Officers are typically based solely on actual performance versus pre-established performance measures and, for Senior Officers named in the proxy (Named Officers), are structured so as to comply for with the criteria under Section 162(m) of the Internal Revenue Code, as discussed in the Bank’s 2005 Omnibus Incentive Plan.

:

-	For the CEO, targets and awards (i.e., Threshold, Target, Stretch Target and Maximum) are developed by the Committee and approved by the Board
-	For the other Senior Officers, targets and awards are recommended by the CEO and approved by the Committee
-	The Committee has the discretion to reduce, but not to increase, payment levels from established targets

The 2005 Omnibus Incentive Plan also permits the Committee to grant awards to Named Officers (and all Senior Officers) that are discretionary and not structured to be compliant with the criteria under Section 162(m)1.

6) Payment

Payment will be typically made in cash, as soon as possible after Committee approval and no later than 75 days after the close of the fiscal year.

To receive payment a Senior Officer must be actively employed and in good standing on the date of payment.

7) Additional Discussion

The Annual Incentive Plan is governed by the provisions of the shareholder-approved 2005 Omnibus Incentive Plan.

Each year a schedule shall be developed by the CEO and approved by the Committee regarding for that fiscal year:

The funding of the overall Bank’s annual incentive pool, including the portioning of the overall pool, as discussed above; and,
Performance measures and payment targets for Senior Officers

_________________________

1 For example, the Committee may choose to grant discretionary awards in the cases of: (i) not attaining an Earnings per Share metric due to an unplanned acquisition; and/or (ii) not attaining a Return on Assets metric due to a balance sheet restructuring these may be further defined.

Each year a schedule regarding the CEO’s performance measures and annual incentive targets for that fiscal year shall be developed and recommended by the Committee and approved by the Board.